Exhibit 19.2

MEDICAL PROPERTIES TRUST, INC.

Insider Trading Policy

Revised August 18, 2016

Important: Any director or employee who wishes to trade in the Company's securities must contact the Chief Financial Officer (the "CFO ") for approval prior to making such trade.

Background

Federal securities laws prohibit (i) buying or selling a company's securities by anyone who is aware of material nonpublic information and (ii) disclosing material nonpublic information to others who then trade in the company's securities. Insider trading violations are subject to severe punishment. The regulatory authorities concentrate their efforts on the individuals who trade and those who tip inside information to others who trade, but the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company's Board of Directors has adopted this Insider Trading Policy to satisfy the Company's obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. Directors and executive officers are subject to additional procedures designed to address the two-day Form 4 filing requirement under Section 16. These procedures are covered in a separate Company policy.

Statement of Policy

It is the Company's policy that no director or employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (i) buy or sell securities of the Company (except under a pre-approved trading plan that complies with SEC Rule 10b5-l), or engage in any other action to take personal advantage of material nonpublic information, or (ii) pass material nonpublic information on to others outside the Company, including family and friends, or recommend to anyone the purchase or sale of Company securities when aware of such information. In addition, it is Company policy that no director or employee of the Company may trade in the securities of any other company with which the Company does business, including a tenant of the Company, while in possession of material nonpublic information about that company obtained in the course of employment with the Company.

The existence of a personal financial emergency would not exempt any transactions from the Policy. The securities laws do not recognize such mitigating circumstances.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Examples of information that frequently will be regarded as material are:

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earnings or sales results or forecasts for the quarter or the year;
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significant changes in accounting methods;
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impending bankruptcy, insolvency or financial liquidity problems;

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internal financial information which departs in any way from what the market would expect;
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a pending or proposed merger or acquisition, a tender offer or exchange offer;
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a pending significant sale of assets or the disposition of a significant subsidiary;
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changes in dividend policies or the declaration of a stock split;
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public or private offerings of debt or equity securities;
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proposals or agreements with major customers, or obtaining or losing important contracts;
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criminal charges or material civil litigation or government investigations;
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significant disputes with major tenants, suppliers or customers; and
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significant labor disputes including strikes or lockouts.

Both positive and negative information can be material. Trading that receives scrutiny will be looked at after the fact with the benefit of hindsight. Accordingly, before engaging in any transaction, consideration should be given as to how enforcement authorities and others might view the transaction in hindsight.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Material nonpublic information does not lose its "nonpublic" status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investigating public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Monday, the first time trading in Company securities by Company personnel can occur is the opening of the market on the following Wednesday (assuming the Company personnel wishing to trade are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on a Monday, the first time Company personnel can trade in Company securities is the opening of the market on the following Thursday.

Transactions by Family Members. This Policy also applies to family members of Company personnel who reside with them, anyone else who lives in the household of Company personnel, and any family members who do not live in the household of Company personnel but whose transactions in Company securities are directed by Company personnel or are subject to the influence or control of Company personnel (such as parents or children who consult with them before trading in Company securities). Company personnel are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with Company personnel before they trade in the Company's securities.

Transactions Under Company Plans

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option or to the exercise of a tax withholding right pursuant to which the option holder elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. The Company's insider trading policy does not apply to purchases of Company stock in the 401(k) plan resulting from the periodic contribution of money to the plan pursuant to a payroll deduction election. The Policy does apply, however, to certain elections Company personnel may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all Company stock fund balance, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Pre-clearance Procedures

The Company's directors and employees are subject to the following pre-clearance procedures:

Directors and employees, together with their family members and other members of their households, may not engage in any transaction involving the Company's securities (including a stock plan transaction, other than those permitted under "Transactions Under Company Plans" above, such as a broker-assisted option exercise, or a gift, loan, pledge, or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the CFO. After a request for pre-clearance is approved by the CFO, the proposed transaction must be completed by the applicable party within two business days, and if the proposed transaction is not completed within two business days (or such shorter period as the CFO may establish) after notification of approval, the director or employee must renew its request for pre-clearance. The CFO is under no obligation to approve a trade submitted for pre-clearance, irrespective of whether it is proposed to occur before, during or after an applicable blackout period, and may determine not to permit the trade for any reason or for no reason at his or her sole discretion. Additionally, the CFO may withdraw his approval, at any time, prior to the applicable party's completion of the proposed transaction. Directors and employees should be aware that requests for pre-clearance made during the 10-business day period beginning on the first day of a fiscal quarter involve heightened scrutiny and may not be approved. The CFO may not trade in Company securities unless the Company's Chief Executive Officer has approved the trade in accordance with the procedures set forth in this Policy. In the event the CFO is unable to evaluate a request for pre-clearance for any reason, such request shall be submitted to the Company's Chief Executive Officer for his approval in his sole discretion.

Blackout Periods

All directors and employees are subject to the following blackout procedures:

Quarterly Blackout Periods. The Company's announcement of its quarterly financial results has the potential to have a material effect on the market for the Company's securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, directors and employees may not trade in the Company's securities during the period beginning on the tenth full business day following the last day of the fiscal quarter, and ending after the second full business day following the release of the Company's earnings for that quarter; provided, that all transactions involving the Company's securities must still be pre-cleared as described above under "Pre-clearance Procedures", even if proposed to occur outside the designated blackout periods.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may from time to time issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Trading is unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. While the event remains material and nonpublic, the persons who are aware of the event may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person requests permission to trade in the Company's securities during an event-specific blackout, the CFO will inform the requesting person of the existence of a blackout, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the CFO to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Directors and executive officers may also be subject to event-specific blackouts pursuant to the SEC's Regulation BTR, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Hardship Exceptions. A person who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. The CFO (or, in the event the CFO is requesting a hardship exception, the Company’s Chief Executive Officer) is the person authorized to grant hardship exceptions, and any hardship exception must be requested at least two days in advance of the proposed trade. A hardship exception will be granted only if the CFO (or the Company's Chief Executive Officer, as applicable) concludes that the Company's earnings information for the applicable quarter does not constitute material nonpublic information. Hardship exceptions will not be granted during an event-specific blackout period.

Rule 10b5-l Plans

Trades by directors and employees in the Company's securities that are executed pursuant to an approved Rule 10b5-l plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth in this Policy relating to pre-clearance procedures and blackout periods.

Rule 10b5-l provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-l plan must be entered into before a person is aware of material nonpublic information. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

All Rule 10b5-l plans must be approved in writing in advance by the CFO. Generally, Rule 10b5-l plans may not be adopted during a blackout period and may only be adopted when the person adopting the plan is unaware of material nonpublic information.

Prohibited Transactions

The Company considers it improper and inappropriate for Company personnel to engage in short-term or speculative transactions in the Company's securities. Accordingly, it is the Company's policy that Company personnel may not engage in any of the following transactions:

Short Sales. Short sales of the Company's securities (sales of securities that are not then owned) are prohibited, including a "sale against the box" (a sale with delayed delivery).

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director's or employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company's other shareholders. Company personnel are prohibited from engaging in any such transactions.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Company personnel are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan for transactions occurring on or after June 1, 2016.

Post-Termination Transactions

This Policy applies to transactions in Company securities even after termination of employment. If a former director or employee is in possession of material nonpublic information when the directorship or employment terminates, the former director or employee should not trade in Company securities until that information has become public or is no longer material.

Penalties for Noncompliance

The penalties for noncompliance are severe:

Traders and Tippers. Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine of up to $5,000,000 (no matter how small the profit); and
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A jail term of up to 20 years.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee's trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

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A civil penalty of up to $1,525,000 (subject to periodic inflation adjustments) or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and
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A criminal penalty of up to $25,000,000 dollars.

Company-Imposed Sanctions. An employee's failure to comply with the Company's insider trading policy may subject the employee to Company-imposed sanctions.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the CFO, whose telephone number is 205-969-3755. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.

Certifications

All Company personnel must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that all employees and directors must sign is enclosed with this memorandum.

CERTIFICATIONS

I certify that:

1. I have received, read and understand the Insider Trading Policy (the “Policy”) of Medical Properties Trust, Inc. (the “Company”). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Policy.

2. Since __________________, or such shorter period of time since my employment or other service relationship with the Company began, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

4. I understand that my failure to comply in all respects with the Policy is a basis for disciplinary action by the Company.

Signature: ____________________

Date: ________________________

Print name: _____________________